CERTIFICATE OF LIMITED PARTNERSHIP

OF

THE ENDOWMENT REGISTERED FUND, L.P.

     This Certificate of Limited Partnership of THE ENDOWMENT REGISTERED FUND, L.P. (the "Partnership") is being duly filed by The Endowment Fund GP, L.P., as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C.,§ 17-101 et. seq.), and in connection therewith, such general partner does hereby certify as follows:

     First: The name of the limited partnership formed hereby is The Endowment Registered Fund, L.P.

     Second: The address of the registered office of the Partnership in the State of Delaware is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

     Third: The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

     Fourth: The name and business address of the sole general partner of the Partnership is as follows:

The Endowment Fund GP, L.P.
4265 San Felipe, Suite 900
Houston, Texas 77027

     In Witness Whereof, the undersigned has executed this Certificate of Limited Partnership as of November 7, 2003.

General Partner:

THE ENDOWMENT FUND GP, L.P.

By: The Endowment Fund Management, LLC,
Its General Partner

By:/S/ A. HAAG SHERMAN
A. Haag Sherman, Manager